Exhibit 10.37

COLLATERAL PLEDGE AND SECURITY AGREEMENT

AND

CONTROL AGREEMENT

Among

AVALON PHARMACEUTICALS, INC.,

as Pledgor,

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Bank

and

ALLFIRST TRUST COMPANY NATIONAL ASSOCIATION

as Securities Intermediary

Dated as of April 1, 2003

COLLATERAL PLEDGE AND SECURITY AGREEMENT
AND CONTROL AGREEMENT

     THIS COLLATERAL PLEDGE AND SECURITY AGREEMENT AND CONTROL AGREEMENT (this “Agreement”) is dated as of April 1, 2003 and is among AVALON PHARMACEUTICALS, INC., a Delaware corporation qualified to do business in the State of Maryland (the “Pledgor”), MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation (the “Bank”), and ALLFIRST TRUST COMPANY NATIONAL ASSOCIATION (the “Securities Intermediary”).

RECITALS

     WHEREAS, pursuant to and in accordance with the Maryland Industrial Development Financing Authority Act, Article 83A, Title 5, Subtitle 9 of the Annotated Code of Maryland, and the Maryland Economic Development Revenue Bond Act, Article 41, §14-101 et seq., of the Annotated Code of Maryland (collectively, the “Acts”), and pursuant to a certain Trust Indenture, dated as of even date herewith (the “Indenture”), by and between Maryland Industrial Development Financing Authority (the “Issuer”) and Allfirst Bank National Association, as Trustee (the “Trustee”), the Issuer has determined to issue and sell $12,000,000 in the original principal amount of its Taxable Variable Rate Demand Revenue Bonds (Avalon Pharmaceuticals, Inc. Facility) Series 2003 (the “Bonds”) and to lend the proceeds thereof to the Pledgor under the terms and conditions of a certain Loan Agreement of even date herewith by and between the Issuer and the Pledgor (the “Loan Agreement”) to finance a portion of the construction of certain tenant improvements and the purchase and installation of certain equipment for wet lab space and office space located at 20358 Seneca Meadows Parkway, Germantown, Maryland (collectively, the “Facility”) as more fully described under that certain Lease, dated as of July 15, 2002, by and between the Pledgor, as tenant, and Westphalia Center II Limited Partnership, as landlord (“Lease”).

     WHEREAS, in order to enhance the marketability of the Bonds and pursuant to a Letter of Credit Agreement dated of even date herewith (the “Letter of Credit Agreement”) between the Pledgor and the Bank, the Bank has agreed to issue to the Trustee its irrevocable transferable letter of credit in the amount of $12,197,260.00 to provide payment for and secure the payment of the principal of and interest on, and the purchase price of, the Bonds.

     WHEREAS, as a condition precedent to the consummation of the transactions contemplated by the Letter of Credit Documents (as defined in the Letter of Credit Agreement), the Bank will require the Pledgor to post and maintain cash collateral and/or securities in an Account (as defined hereinafter), which Account shall be pledged to the Bank as security for the Pledgor’s Letter of Credit Obligations (as defined in the Letter of Credit Agreement) in accordance with the terms of this Agreement.

     WHEREAS, pursuant to and in accordance with the MIDFA Act, Maryland Industrial Development Financing Authority, in its capacity as insurer (“MIDFA”), is providing financial assistance by insuring through its Industrial Development Fund thirty percent (30%) of the outstanding balance of the Letter of Credit subject to a reduction in the amount insured by MIDFA to twenty-five (25%) of the outstanding balance of the Letter of Credit if a certain event fails to occur as further described in the Insurance Agreement of even date herewith by and between MIDFA, the Bank and the Pledgor (the “Insurance Agreement”); and

     WHEREAS, in addition, the parties hereto desire to evidence their agreements and understandings related to the Account.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1
DEFINED TERMS; RULES OF CONSTRUCTION

     1.1 Defined Terms. All capitalized terms used in this Agreement but not defined below or elsewhere in this Agreement shall have the same meanings assigned to them in the Letter of Credit Agreement; provided, however that unless varied by this Agreement, all terms used herein which are defined by the Uniform Commercial Code shall have the same meanings hereunder as assigned to them by the Uniform Commercial Code. As used in this Agreement, the following terms shall have the meanings set forth below:

     “Account” shall have the meaning set forth in Section 2.1 (a).

     “Account Agreement” shall mean the [name of account] dated [date of account] between the Pledgor and the Securities Intermediary.

     “Acts” shall have the meaning set forth in the recitals hereto.

     “Adjusted Market Value” shall mean, with respect to Properly Margined Cash Collateral, the sum of the Adjusted Market Value (Item) of each Permitted Investment constituting Properly Margined Cash Collateral in respect of an Account on each date such Cash Collateral is marked-to-market in accordance with this Agreement.

     “Adjusted Market Value (Item)” shall mean with respect to each Permitted Investment that constitutes Cash Collateral on any date that the securities in the Account are marked-to-market, the product of the Fair Market Value of each Permitted Investment on such date multiplied by the percentage in the table set forth as Schedule 1 attached hereto and made a part hereof, under the column marked “Advance Rate to Maintain Properly Margined Cash Collateral” opposite the type of investment category into which such Permitted Investment falls.

     “Agreement” shall have the meaning set forth in the introductory paragraph.

     “Bank” shall have the meaning set forth in the introductory paragraph.

     “Bonds” shall have the meaning set forth in the recitals hereto.

     “Cash Collateral” shall have the meaning set forth in Section 2.1 hereof.

     “Cash Collateral Test Date” shall mean the last day of each calendar month or such other date on which the Bank reasonably requests the Pledgor to mark-to-market the Cash Collateral in the Account.

     “Facility” shall have the meaning set forth in the recitals hereto.

     “Fair Market Value” shall mean, with respect to any Cash Collateral, the closing bid price of each item of Cash Collateral on the day the Cash Collateral is marked-to-market, plus in the case of Cash Collateral issued on a coupon basis, accrued and unpaid interest and yield thereon until such date.

     “Indenture” shall have the meaning set forth in the recitals hereto.

     “Insurance Agreement” shall have the meaning set forth in the recitals hereto.

     “Insurance Step Down” shall have the meaning set forth in Section 2.3(b)(i).

     “Issuer” shall have the meaning set forth in the recitals hereto.

     “Lease” shall have the meaning set forth in the recitals hereto.

     “Letter of Credit Agreement” shall have the meaning set forth in the recitals hereto.

     “Lien” shall mean any deed of trust, mortgage, pledge, security interest, encumbrance, lien, easement, servitude or charge of any kind, including any irrevocable license, conditional sale or other title retention agreement, any lease in the nature thereof, or any other right of or arrangement with any creditor to have its claim satisfied out of any specified property or asset with the proceeds therefrom prior to the satisfaction of the claims of the general creditors of the owner thereof, whether or not filed or recorded, or the filing of, or agreement to execute as “debtor”, any financing or continuation statement under the UCC of any jurisdiction or any federal, state or local lien imposed pursuant to applicable law.

     “Loan Agreement” shall have the meaning set forth in the recitals hereto.

     “MIDFA” shall have the meaning set forth in the recitals hereto.

     “Minimum Required Cash Collateral Amount” shall mean Properly Margined Cash Collateral, with an Adjusted Market Value of no less than $6,700,000 which amount shall be increased and decreased in accordance with Section 2.3 hereof.

     “Permitted Investments” shall mean the investments set forth on Exhibit A, attached hereto and made a part hereof, in each case payable in dollars of the United States of America and payable in the United States of America.

     “Pledgor” shall have the meaning set forth in the introductory paragraph.

     “Properly Margined Cash Collateral” shall mean Cash Collateral, the amount of which is determined on the basis of Properly Margined Cash Collateral Coverage.

     “Properly Margined Cash Collateral Coverage” shall mean Cash Collateral, the Fair Market Value of which is adjusted in accordance with the definition of Adjusted Market Value (Item), and maintained in accordance with the terms set forth in this Agreement.

     “Securities Intermediary” shall have the meaning set forth in the introductory paragraph.

     “Trustee” shall have the meaning set forth in the recitals hereto.

     “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code in effect in the State of Maryland.

     1.2 Rules of Construction.

     (a) The words “hereof, “herein”, “hereunder”, “hereto”, and other words of similar import refer to this Agreement in its entirety.

     (b) The terms “agree” and “agreements” contained herein are intended to include and mean “covenant” and “covenants”.

     (c) References to Articles, Sections, and other subdivisions of this Agreement are to the designated Articles, Sections, and other subdivisions of this Agreement as originally executed.

     (d) The headings of this Agreement are for convenience only and shall not define or limit the provisions hereof.

     (e) All references made (i) in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, and (ii) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well.

SECTION 2
PLEDGE AND MAINTENANCE OF COLLATERAL

     2.1 Grant of Security Interest in Cash Collateral. In order to secure its obligations under the Letter of Credit Agreement and the other Letter of Credit Documents, the Pledgor hereby unconditionally, irrevocably and presently assigns, mortgages, conveys, pledges, hypothecates and delivers to the Bank a first priority security interest in, all right, title and interest of the Pledgor in and to:

     (a) Account number 80366 maintained by the Securities Intermediary in the name of Pledgor or for the benefit of Pledgor, and all successor and replacement accounts, regardless of the numbers of such accounts or the offices at which such accounts are maintained (collectively, any or all of the foregoing may be referred to herein as the “Account”) and all rights of the Pledgor in connection with the Account, and all investment property, security entitlements, financial assets, certificated securities, uncertificated securities (including without limitation mutual funds shares), money, deposit accounts, bonds, instruments, general intangibles and all other investments or property of any sort now or hereafter held, maintained or administered in the Account in the name of or for the benefit of the Pledgor;

     (b) All rollovers, renewals or reinvestments of any of the foregoing property;

     (c) All stock or conversion rights, rights to subscribe, liquidation dividends or preferences, stock dividends, dividends, rights to interest, interest payments, dividends paid in stock, rights under hedge or derivative transactions, equity swaps, caps, floors or collars, new securities or other property which the Pledgor is or may hereafter become entitled to receive on account of or related to any of the foregoing property;

     (d) All rights, claims and causes of action, if any, that the Pledgor may have against the Securities Intermediary or any other person in respect of any of the foregoing; and

     (e) The proceeds (including, without limitation, insurance proceeds from the Federal Deposit Insurance Corporation, the Federal Savings and Loan Insurance Corporation or the Securities Investor Protection Corporation or any other governmental or private insurance company) of any of the foregoing or replacements thereof or substitutions therefor (the Account and the contents and proceeds thereof and all other items (if any) described in subsections (a) through (e) being hereinafter referred to collectively as the “Cash Collateral”);

     provided, however, that the Bank’s security interest in the Cash Collateral shall not exceed at any time the Minimum Required Cash Collateral Amount.

     2.2 Maintenance of Minimum Required Cash Collateral Amount.

     (a) The Pledgor shall maintain Cash Collateral in the Account on the basis of the Properly Margined Cash Collateral Coverage and shall deliver to the Securities Intermediary, within two (2) Business Days after demand therefor, additional Permitted Investments so that the Adjusted Market Value of the Cash Collateral held in the Account is not less than the Minimum Required Cash Collateral Amount.

     (b) The Pledgor covenants that the Bank has and shall at all times continue to have a perfected first priority security interest in the Account and the Cash Collateral to the extent provided in Section 2.1 hereof. At any time the Pledgor is required to provide additional Cash Collateral to the Securities Intermediary as provided in this Agreement, the Pledgor shall pledge, free and clear of all Liens, additional Cash Collateral to the Bank and deliver such additional Cash Collateral to the Securities Intermediary to be held in the Account pursuant to documentation in form and substance satisfactory to the Bank and the Securities Intermediary providing for a valid and perfected first priority security interest in favor of the Bank. The Pledgor shall maintain at all times the Cash Collateral free and clear of all Liens other than Liens in favor of the Bank.

     (c) All right, title and interest in and to the cash amounts on deposit in the Account together with any Permitted Investments from time to time made pursuant to this Agreement shall constitute part of the Cash Collateral and shall be held for the benefit of the Bank to the extent provided in Section 2.1 hereof, and shall not constitute payment of the Pledgor’s Letter of Credit Obligations (or any other obligations to which such funds are provided hereunder to be applied) until applied thereto as provided herein.

     (d) Any income received (or loss incurred) with respect to the balance from time to time on deposit in such Account, including any interest or capital gains on Permitted Investments made with amounts on deposit in such Account, shall remain, or be deposited, in (or be deducted from) such Account to the extent necessary to maintain the Minimum Required Cash Collateral Amount. The Securities Intermediary shall not be required to reimburse any such losses or otherwise have any liability therefor except as otherwise provided in the applicable Account Agreement.

     2.3 Automatic Decreases and Increases in the Minimum Required Cash Collateral Amount.

     (a) Decreases on the First through Tenth Anniversaries of Closing Date. Subject to subsections (b), (c) and (d) below, the Minimum Required Cash Collateral Amount shall be automatically decreased to the amounts set forth below on each date indicated below:

Minimum Required Cash
Dates	Collateral Amount
April 1, 2004	$6,113,439
April 1, 2005	$5,813,196
April 1, 2006	$5,519,731
April 1, 2007	$4,897,838
April 1, 2008	$4,275,945
April 1, 2009	$3,422,137
April 1, 2010	$2,568,329
April 1, 2011	$1,714,521
April 1, 2012	$860,712
April 1, 2013	$6,904

     (b) Increase Due to Insurance Step Down. If the Insurance Step Down (as defined below) occurs in accordance with the terms of the Insurance Agreement, the Minimum Required Cash Collateral Amount shall be automatically decreased in accordance with subsection (a) above, provided, however, that the Minimum Required Cash Collateral Amount for each year shall be increased by an amount equal to five percent (5%) of the Stated Amount.

(i) “Insurance Step Down” shall mean the reduction of the amount insured by MIDFA to twenty-five percent (25%) of the Stated Amount of the Letter of Credit in accordance with the terms of the Insurance Agreement.

     (c) No Decrease in the Event of Default. Notwithstanding the foregoing, in no event shall any decrease in the Minimum Required Cash Collateral Amount occur if an Event of Default (or any circumstance or event with the giving of notice or lapse of time, or both, would constitute an Event of Default) shall have occurred and be continuing.

     (d) Increase in the Minimum Required Cash Collateral. Notwithstanding the foregoing, if, at any time or from time to time, the amount of the Authority’s insurance available under the Insurance Agreement is decreased for any payment made by the Authority under Section 3.1 of the Insurance Agreement, the Minimum Required Cash Collateral shall be automatically increased by the amount of such decrease in available insurance; provided, however, if the amount available under the Insurance Agreement is subsequently reinstated by the Authority, the Minimum Required Cash Collateral shall be decreased to the extent of such reinstatement.

     2.4 Further Assurances by Pledgor. The Pledgor shall execute and deliver to the Bank concurrently with the execution of this Agreement, and at any time or times hereafter at the request of the Bank, all control agreements, assignments, conveyances, assignment statements, financing statements, renewal financing statements, security agreements, affidavits, notices and all other agreements, instruments and documents that the Bank may reasonably request, and will execute all necessary endorsements in order to perfect and maintain the security interests and liens granted herein by the Pledgor and in order to fully consummate all of the transactions contemplated herein and in the Letter of Credit Agreement. In furtherance of the foregoing, the Pledgor hereby authorizes the Bank to file such financing statements on its behalf and appoints the Bank as its attorney-in-fact (with full power of substitution) for the purpose of making any of the foregoing endorsements, executing and/or filing any such other documents, instruments and agreements and taking all such actions, including without limitation originating and ensuring the fulfillment of entitlement orders to the Securities Intermediary with respect to the Cash Collateral Account, as are necessary to perfect and maintain the security interests granted herein. The foregoing power of attorney is a power coupled with an interest and shall be irrevocable until payment and performance in full of the Letter of Credit Obligations.

     2.5 Holding of Account.

     (a) The Pledgor hereby directs that the Securities Intermediary shall hold the Account and the Cash Collateral on behalf of the Bank as first priority interest secured party and the parties agree that the Bank shall have with respect to the Cash Collateral the rights and remedies of a secured party provided in the Uniform Commercial Code.

     (b) As of the effective date of this Agreement, the Pledgor directs that the Cash Collateral and the Account shall be designated on the records of the Securities Intermediary as subject to the perfected first priority security interest granted pursuant to this Agreement in accordance with the provisions of the Uniform Commercial Code. The Pledgor and the Securities Intermediary hereby agree that all securities or other property underlying any “financial assets” credited to the Account shall be registered in the name of the Securities Intermediary, endorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to the Account be registered in the name of the Pledgor, payable to the order of the Pledgor or specially indorsed to the Pledgor.

SECTION 3
SECURITIES INTERMEDIARY

     3.1 Covenants, Representations and Warranties.

     (a) The Securities Intermediary hereby agrees that all property delivered to the Securities Intermediary with respect to the pledge and security intended hereby will be held in or credited to the Account. All parties agree that all property held by the Securities Intermediary in the Account will be treated as “financial assets” under Article 8 of the Uniform Commercial Code. The Securities Intermediary hereby represents and warrants to the Bank that (i) it is a “securities intermediary” within the meaning of Article 8 of the Uniform Commercial Code, (ii) the Account has been established in the name of the Pledgor as recited above and bears account number 80366, (iii) except for the claims and interest of the Bank and the Pledgor in the Account, the Securities Intermediary does not know of any claim to or interest in the Account.

     (b) The Securities Intermediary will comply with “entitlement orders” (as defined under Article 8 of the Uniform Commercial Code) originated by the Bank concerning the Account without consent by the Pledgor, including without limitation any order by the Bank to pay over to the Bank the entire cash balance and any other financial assets in the Account or any order from the Bank prohibiting the Securities Intermediary from complying with any further orders from the Pledgor. The Securities Intermediary shall neither accept nor comply with any entitlement order from the Pledgor withdrawing any financial assets from the Account, nor deliver any such financial assets to the Pledgor, nor pay any free credit balance or other amount owing from the Securities Intermediary to the Pledgor with respect to the Account without the specific prior written consent of the Bank. Furthermore, the Securities Intermediary agrees to note the Bank’s perfected first priority security interests in the Account in its books and records.

     (c) The Securities Intermediary hereby acknowledges the perfected first priority security interests granted to the Bank by the Pledgor in the Account and any financial asset carried in the Account. The Securities Intermediary hereby waives and releases all liens, encumbrances, claims and rights of setoff it may have or hereafter acquire against the Account or any financial asset carried in the Account or any free credit balance in the Account and agrees that it will not assert any lien, encumbrance, claim or right against the Account or any financial asset carried in the Account or any credit balance in the Account. Without the prior written consent of the Bank, the Securities Intermediary will not execute and deliver, or otherwise become bound by, any agreement (i.e., a control agreement) under which the Securities Intermediary agrees with any third party that the Securities Intermediary will comply with entitlement orders concerning the Account originated by such third party.

     (d) The Securities Intermediary will send copies of all statements and confirmations concerning the Account to the Pledgor and the Bank at their respective addresses set forth in Section 7.5 of this Agreement no later than five (5) Business Days after the end of each calendar month. Upon receipt of written notice of any lien, encumbrance or adverse claim against the Account or in any financial asset carried therein, the Securities Intermediary will promptly notify the Bank and the Pledgor thereof in writing. In addition, the Securities Intermediary shall provide to the Bank Internet or other on-line access to the Account and such assistance as the Bank may reasonably request in connection with such access.

     (e) The Securities Intermediary will at all times maintain the Account at its offices in the State of Maryland.

     (f) All items of income, gain, expense and loss recognized in the Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Pledgor.

     3.2 Limited Responsibility of Securities Intermediary. The Securities Intermediary shall have no responsibility or liability, absent negligence or willful misconduct, to the Bank with respect to the value of the Account or any asset held therein. The Securities Intermediary shall have no duty to investigate or make any determination as to whether a default or an event of default exists under any agreement between the Pledgor and the Bank with respect to the Account. This Agreement does not create any obligation or duty of the Securities Intermediary other than those expressly set forth herein. Notwithstanding the foregoing, however, nothing herein provided shall abrogate the-Securities Intermediary’s responsibilities to the Pledgor with respect to any other accounts managed or held by the Securities Intermediary for or on behalf of the Pledgor.

     3.3 Liability, Duties, and Resignation of Securities Intermediary.

     (a) The Securities Intermediary, its affiliates, directors and officers and its respective successors, assigns, agents and servants, absent negligence or willful misconduct, shall not be held to any personal liability whatsoever, in tort, contract or otherwise, in connection with the execution and delivery of, or performance of its obligations under, this Agreement.

     (b) This Agreement sets forth exclusively the duties of the Securities Intermediary with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Agreement against the Securities Intermediary. The Securities Intermediary may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any writing, notice, advice or direction for or on behalf of the Bank in connection with the provisions hereof has been duly authorized to do so.

     (c) The Securities Intermediary may resign from its obligations under this Agreement at any time after thirty (30) days’ prior written notice to the other parties hereto, but in no event shall the Securities Intermediary be released of its obligations hereunder unless and until a substitute eligible institution has been designated and has assumed in writing the obligations of the Securities Intermediary hereunder.

     (d) The Securities Intermediary may be removed by the Bank with the Pledgor’s consent which consent shall not be unreasonably delayed or withheld.

     (e) In the event the Securities Intermediary resigns or is removed hereunder, then a successor Securities Intermediary shall be appointed by the Bank, with the consent of the Pledgor which consent shall not be unreasonably delayed or withheld.

SECTION 4
REPRESENTATIONS, WARRANTIES AND COVENANTS OF PLEDGOR

     4.1 Pledgor’s Representations and Warranties and Covenants. The Pledgor represents and warrants and covenants that:

     (a) It has received value (as defined in Section 1-201 (44) of the Uniform Commercial Code),

     (b) It has the right to create the first priority perfected security interest in the Cash Collateral granted hereunder to the Bank,

     (c) The Cash Collateral is not subject to any Lien or any other interest of any third person,

     (d) It will defend the Cash Collateral against the claims and demands of all third parties,

     (e) All statements provided by the Pledgor relating to the Cash Collateral relied upon by the Bank prior to, contemporaneous with or subsequent to execution of this Agreement are or will be true, correct, complete, valid and genuine in all material respects,

     (f) It shall take all necessary actions to effect the creation and perfection of the Bank’s security interest in the Cash Collateral to create a valid and perfected first priority security interest in the Cash Collateral pursuant to the Uniform Commercial Code,

     (g) It has full power, authority and legal right to enter into this Agreement and to pledge and grant a lien on the Cash Collateral pursuant to this Agreement, and this Agreement has been duly authorized, executed and delivered by the Pledgor and constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms,

     (h) No authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental authority, or with any securities exchange is required in connection with (i) the due execution, delivery or performance by the Pledgor of this Agreement, (ii) the assignment of, and the grant of a lien on (including priority thereof), the Cash Collateral by the Pledgor in the manner and for the purpose contemplated by this Agreement, or (iii) the exercise of the rights and remedies of the Bank created hereby except those that have been obtained or made concurrently with the execution hereof, including, without limitation, filings in the appropriate offices under the Uniform Commercial Code,

     (i) Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, the Pledgor’s certificate of incorporation or bylaws, each as amended to date, or any other documents regarding the Pledgor’s corporate governance, any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority binding on the Pledgor, or any agreement or instrument to which the Pledgor is a party or by which the Pledgor is bound or to which any of the Cash Collateral is subject, or result in the creation or imposition of any lien upon the Pledgor’s earnings or assets pursuant to the terms of any such agreement or instrument,

     (j) The pledge of the Cash Collateral to the Bank is not done in contemplation of insolvency or bankruptcy or with an intent to hinder, delay or defraud any of the Pledgor’s creditors,

     (k) It is not insolvent immediately before signing this Agreement and is not being rendered insolvent by the pledge of the Cash Collateral to the Bank, and

     (1) It will not pledge, assign or grant any Lien in the Cash Collateral to any person other than the Bank or permit any Lien to exist with respect to the Cash Collateral other than the Liens granted hereunder in favor of the Bank.

SECTION 5
OTHER AGREEMENTS REGARDING ACCOUNT

5.1 Investment and Preservation of Funds in Account.

     (a) Funds held by the Securities Intermediary hereunder shall be invested and reinvested by the Securities Intermediary upon written order of the Pledgor only in Permitted Investments as described in Exhibit A. Such investments shall be registered or endorsed as provided in Section 2.5(b) and held by the Securities Intermediary for the benefit of the Bank. The Securities Intermediary shall not be responsible or liable for any loss suffered in connection with any investment of moneys made by it in accordance with the Pledgor’s instruction.

     (b) The Pledgor shall be responsible for the preservation of the Cash Collateral in the Securities Intermediary’s possession and shall take all action necessary to preserve the rights of the Bank against prior parties to the Cash Collateral. Neither the Bank nor the Securities Intermediary shall be under any duty (i) to collect any of the Cash Collateral or any moneys due or to become due thereunder, (ii) to give any notices with respect to the Cash Collateral, (iii) to preserve or maintain any of the Cash Collateral not in its possession, or (iv) to preserve rights of the Pledgor against prior parties to the Cash Collateral. The Bank and the Securities Intermediary shall be deemed to have exercised reasonable care with respect to any of the Cash Collateral in their possession if the Bank or the Securities Intermediary takes such action for that purpose as the Pledgor shall reasonably request in writing; provided, however, that no failure to comply with any such request shall, of itself, be deemed a failure to exercise reasonable care, and no failure to do any act not requested by the Pledgor shall, of itself, be deemed a failure to exercise reasonable care.

     (c) The Pledgor shall mark-to-market the Cash Collateral in the Account on each Cash Collateral Test Date and provide the Bank with a written certification thereof no later than one (1) Business Day after said Cash Collateral Test Date. Additionally, within two (2) Business Days after the Cash Collateral Test Date, the Pledgor shall transfer such additional Cash Collateral to the Account as is necessary to meet the requirements set forth in Section 2 hereof and shall promptly provide the Bank with evidence reasonably satisfactory to the Bank that such transfer of additional Cash Collateral has been made.

     5.2 Substitutions. Provided no Event of Default under this Agreement or any of the Letter of Credit Documents or the Bond Documents has occurred and is continuing, the Pledgor may at any time and from time to time substitute cash and marketable securities for the Cash Collateral on deposit in the Account; provided, however, that the following requirements are fully satisfied by the Pledgor prior to making any substitutions: (i) the Pledgor shall provide the Bank with prior written notice of such substitutions, including a description of such substitutions; (ii) any such substitutions shall constitute Permitted Investments and shall be free and clear of any Liens, and (iii) the requirements of Section 2 regarding Minimum Required Cash Collateral Amount are satisfied. The Bank’s Lien on the Cash Collateral being substituted shall not be released until the Pledgor has marked-to-market such substitutions and provided the Bank with a written certification of the Adjusted Market Value (Item) of such substitutions which is not less than the Minimum Required Cash Collateral Amount.

     5.3 Authority Over Account: Limitations on Withdrawals. Except as set forth in Section 5.2 hereof, the Bank shall have sole authority over withdrawals of the Cash Collateral from the Account and no withdrawal of the Cash Collateral from the Account shall be made except upon the written instructions of the Bank signed by authorized officers of the Bank; provided , however, such withdrawals shall only be permitted when there is an Event of Default pursuant to this Agreement or any of the Letter of Credit Documents or the Bond Documents and with respect to any such withdrawals made by the Bank hereunder, the Bank shall have the right to exercise any and all remedies as provided in Section 6.2 hereof. Any written instructions from the Bank shall permit withdrawals within two (2) Business Days from the date thereof. In relying upon such written instructions from the Bank, the Securities Intermediary shall have no liability other than for its negligence or willful misconduct.

SECTION 6
DEFAULT; REMEDIES

     6.1 Default. The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

     (a) an event of default under any of the Letter of Credit Documents or the Bond Documents after giving effect to any notice and cure periods provided for in the applicable Letter of Credit Documents or the Bond Documents;

     (b) the failure of the Pledgor to comply with Section 2.2(a), Section 5.1(c) or Section 5.2 and such failure is not cured within two (2) Business Days after such failure;

     (c) the failure of the Pledgor to make any payments required by this Agreement and such failure is not cured within two (2) Business Days after the earlier to occur of (i) discovery by the Pledgor of such failure, or (ii) receipt of written notice from the Bank to the Pledgor; and

     (d) any failure of the Pledgor to perform, observe, or comply with any other term, covenant, condition or agreement contained in this Agreement, and such failure is not cured within fifteen (15) days after the earlier to occur of (i) discovery by the Pledgor of such failure, or (ii) receipt of written notice from the Bank to the Pledgor; provided however, that if such failure cannot be remedied, then such failure shall be deemed to be an Event of Default as of the date of the occurrence thereof.

     6.2 Remedies.

     (a) Upon an Event of Default under this Agreement, the Letter of Credit Documents or the Bond Documents that has not been waived by the Bank, and any time thereafter, the Bank may, among its other rights and remedies (i) cause the Cash Collateral to be transferred to the Bank or to the name of its nominee or nominees and thereafter exercise as to the Cash Collateral all rights, powers and remedies of an owner, (ii) collect by legal proceedings or otherwise all dividends, interest, principal payments, and other sums now or hereafter payable on account of the Cash Collateral, and hold the same as Cash Collateral, or apply the same to the expenses incurred by the Bank in such legal proceedings, the manner and distribution of the application to be in the sole discretion of the Bank, (iii) enter into any extension, subordination, reorganization, deposit, merger, or consolidation agreement, or any other agreement relating to or affecting the Cash Collateral and in connection therewith deposit or surrender control of such Cash Collateral thereunder, and accept other property in exchange therefor and hold or apply such property or money so received in accordance with the provisions hereof, all of the foregoing specified rights and remedies, however, being subject to the rights of the Pledgor provided in the Uniform Commercial Code. The Bank shall give written notice to the Pledgor ten (10) days prior to the date of any public sale of the Cash Collateral or prior to the date after which any private sale of the Cash Collateral will be made.

     (b) Subject to compliance with federal and state securities laws, full power and authority are hereby given to the Bank acting through any of its respective officers, upon an Event of Default hereunder or under any of the Letter of Credit Documents or the Bond Documents that has not been waived by the Bank, and at any time thereafter, at its election, to sell, assign, transfer and deliver the whole of the Cash Collateral, or any part thereof or any additions thereto, or substitutes therefor, in such order as the Bank may elect, in one or more sales, at public or private sale or at any broker’s board or on any security exchange and at any such price or prices as the Bank shall, in a commercially reasonable manner, determine.

     (c) To the extent the Bank actually receives any monies as a result of its exercise of any of the remedies provided for hereunder following the occurrence of an Event of Default hereunder or under any of the Letter of Credit Documents or the Bond Documents, the Bank covenants and agrees that such monies, after deducting all costs incurred by the Bank in connection with the collection thereof, shall be credited against the obligations of the Pledgor under the Letter of Credit Agreement.

     (d) No failure or delay by the Bank to insist upon the strict performance of any term, condition, covenant, or agreement of this Agreement or any of the Letter of Credit Documents or the Bond Documents, or to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or amendment or of any such breach, or preclude the Bank from exercising any such right, power, or remedy at any later time or times. By accepting payment after the due date of any of the obligations under this Agreement, the Letter of Credit Documents or the Bond Documents, the Bank shall not be defined to have waived the right either to require prompt payment when due of all other such obligations or to declare a default for failure to effect such payment of any such other obligations.

     (e) Each right, power, and remedy of the Bank as provided for in this Agreement, the Letter of Credit Documents or the Bond Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement, the Letter of Credit Documents or the Bond Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Bank of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Bank of any or all such other rights, powers, or remedies.

SECTION 7
MISCELLANEOUS

     7.1 Appointment of Attorney-In-Fact. The Pledgor hereby irrevocably appoints the Bank, its successors and assigns, which appointment is coupled with an interest, as the attorney- in-fact of the Pledgor, with full power of substitution, to take any action and to execute and deliver any instrument which the Bank may reasonably deem necessary or advisable to obtain or preserve the full benefits of, and the rights and powers granted by, of this Agreement, which power the Bank may exercise (i) at any time during the existence and continuation of an Event of Default or, (ii) if no Event of Default exists and is continuing, (1) and if the Pledgor refuses or fails to execute and deliver any instruments and documents requested by the Bank which the Bank reasonably deems necessary or advisable to obtain or preserve the full benefits of, and the rights and powers granted by, of this Agreement within ten (10) days after such request or (2) to the extent the Bank reasonably determines that the exercise of such power is necessary to protect the Bank’s interest in the Cash Collateral or its rights hereunder.

     7.2 Costs and Expenses. All reasonable costs and expenses, including reasonable attorney’s fees and expenses, incurred or paid by the Bank in exercising or enforcing any right,

power or remedy conferred hereby, and in the endorsements thereof, shall become a part of the indebtedness or obligations secured hereby.

     7.3 Further Assurances. The Pledgor shall, at its expense, do, make, procure, execute and deliver all acts, things, writings and assurances as the Bank may at any time request to protect, assure or enforce its interest, rights and remedies created by, provided in or emanating from this Agreement.

     7.4 Release, Indulgences, etc. The Pledgor agrees that demands, notice, protest and all demands and notices of any action taken by the Bank under this Agreement, the Letter of Credit Documents or the Bond Documents are hereby waived.

     7.5 Notices. All notices, demands, requests, consents, approvals, certificates or other communications required under this Agreement to be in writing shall be sufficiently given and shall be deemed to have been properly given (i) if delivered by hand, when written confirmation of delivery is received by the sender, (ii) three (3) days after the same is mailed by certified mail, postage prepaid, return receipt requested, or (iii) if sent by overnight courier, 24 hours after delivery to such overnight courier, addressed to the person to whom any such notice, demand, request, approval, certificate or other communication is to be given, at the appropriate address for the Principal Office of such person designated below:

If to the Pledgor at:	Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway
Germantown, Maryland, 20876
Attention: Chief Financial Officer
Attention: General Counsel
Telephone: 301-556-9900
Telecopier: 301-556-9910

with a copy to:	Mark I. Gruhin, Esq.
Schmeltzer, Aptaker & Shepard, P.C.
2600 Virginia Avenue, NW, Suite 1000
Washington, DC 20037-1922
Telephone: 202-342-3444
Telecopier: 202-342-3434

If to the Bank at:	Manufacturers and Traders Trust Company
Anstec Building
1410 Spring Hill Road, Suite 125
McLean, Virginia 22102
Attention: Dave DiLuigi
Telephone: 703-748-5502
Telecopier: 703-749-9284

with a copy to:	Sonnenschein Nath & Rosenthal
1301 K Street, N.W.

Suite 600, East Tower
Washington, DC 20005
Attention: Fred Levy, Esq.
Telephone: 202-408-6407
Telecopier: 202-408-6399

     If to the Securities Intermediary at:

Allfirst Trust Company National Association
25 South Charles Street
Mail Code: Banc 101-591
Baltimore, Maryland 21201
Attention:

     7.6 Waiver; Modification. Neither this Agreement nor any term, condition, covenant, or agreement hereof may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought.

     7.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     7.8 Governing Law. This Agreement shall be governed by the laws of the State of Maryland.

     7.9 Binding Effect. This Agreement shall be binding upon the successors and permitted assigns of the Pledgor and shall inure to the benefit of the Bank and its respective successors and assigns.

     7.10 Termination. This Agreement shall terminate when the Letter of Credit Agreement terminates and all obligations thereunder and under the other Letter of Credit Documents and the Bond Documents have been indefeasibly paid and performed in full, and upon the termination of this Agreement, the Bank shall instruct the Securities Intermediary to reassign to the Pledgor, without recourse or warranty, express or implied, the then existing rights, title and interest of the Bank in and to the Cash Collateral, the costs of such reassignment to be borne by the Pledgor.

     7.11 Assignment. Neither the Pledgor nor the Securities Intermediary shall be permitted to assign any of its rights or obligations hereunder except with the prior written consent of the Bank.

     7.12 Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions hereof shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provision.

     7.13 Time. Time is of the essence to all provisions of this Agreement.

7.14 Waiver of Jury Trial. THE PLEDGOR HEREBY (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (B) WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE BANK AND THE PLEDGOR MAY BE PARTIES, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO THIS AGREEMENT, ANY OF THE LETTER OF CREDIT DOCUMENTS AND/OR THE BOND DOCUMENTS AND ANY TRANSACTIONS, OCCURRENCES, COMMUNICATIONS, OR UNDERSTANDINGS (OR THE LACK OF ANY OF THE FOREGOING) RELATING IN ANY WAY TO RELATIONSHIP BETWEEN THE PARTIES.

     WITNESS the signature and seal of the parties as of the date first written above.

WITNESS:	AVALON PHARMACEUTICALS, INC., as Pledgor

/s/ [ILLEGIBLE]	By:	/s/ Kenneth C. Carter

Name: Kenneth C. Carter
Title: CEO

(SEAL)

WITNESS:	MANUFACTURERS AND TRADERS TRUST COMPANY, as Bank

/s/ [ILLEGIBLE]	By:	/s/ David M. Diluigi

Name: David M. Diluigi
Title: VP

(SEAL)

WITNESS:	ALLFIRST TRUST COMPANY NATIONAL ASSOCIATION, as Securities Intermediary

/s/ [ILLEGIBLE]	By:	/s/ Heather R. Tuason

Name: HEATHER R. TUASON
Title: ASSISTANT VICE PRESIDENT

(SEAL)

Schedule 1
to
Collateral Pledge and Security Agreement
and Control Agreement

Advance Rate to Maintain Properly Margined Cash Collateral

Advance Rate to Maintain Properly
Types of Permitted Investments	Margined Cash Collateral
Listed Stocks	60%
Over the Counter Stocks	60%
Corporate and Municipal Bonds	75%
U.S. Government or Agency Securities	90%
Manufacturers and Traders Trust Company Deposits and CDs	100%

Exhibit A
to
Collateral Pledge and Security Agreement
and Control Agreement

Permitted Investments

SEE ATTACHED INVESTMENT AND LIQUIDITY POLICY

AVALON PHARMACEUTICALS, INC.
INVESTMENT AND LIQUIDITY POLICY

1.	PURPOSE

To establish a policy and guidelines, under the direction of the Board, of Directors, for the investment of corporate funds not immediately required for business operations and not otherwise invested.

2.	OBJECTIVES

Primary investment objectives in rank order are:

a.	Safety - the preservation of capital, provided for by investing in high quality securities with minimal credit risk.

b.	Liquidity - the availability of funds at the time needed, provided for by structured maturities and the use of marketable securities.

c.	Income - maximization of income earned by the portfolio using the parameters defined herein.

3.	AUTHORITY

The Chief Executive Officer, the General Counsel/Vice President of Operations and the Chief Financial Officer are responsible for the full implementation and adherence to the policy, criteria, and procedures herein. Any revisions or amendments to this policy or its parameters are the responsibility of the Chief Executive Officer, the General Counsel/Vice President of Operations and the Chief Financial Officer and are subject to approval by the Board of Directors.

4.	AUTHORIZED INVESTMENTS

All investments must be U.S. dollar-denominated.

Investment in derivative securities is prohibited wife the exception of floating-rate debt obligations.

Borrowing for investment purposes is prohibited.

Investment in securities with underlying leverage risk or esoteric structures is prohibited.

a. U.S. Government and Government-guaranteed Agency securities:

-	Direct Obligations of the U. S. Government

-	U.S. Treasury bills, notes and bonds

-	Government National Mortgage Association (Ginnie Mae)

-	Includes putable, callable and floating-rate debt obligations

-	Maximum proportion of all holdings 100%

b. Government-sponsored Agency obligations:

-	Federal National Mortgage Association (Fannie Mae)

-	Federal Home Loan Bank

-	Federal Home Loan Mortgage Corp(Freddie Mac)

-	Federal Farm Credit Bank

-	Student Loan Marketing Association (Sallie Mae)

-	Includes putable, callable and floating-rare debt obligations

-	Maximum proportion of all holdings 100%

-	Maximum proportion of all holdings for any single issuer 40%

c. Corporate Debt: Obligations as follows:

-	Commercial Paper

-	Medium Term Notes

-	Corporate Bonds

-	Includes putable, callable and floating-rate debt obligations

-	Includes Eurodollar and Yankee debt obligations

-	Maximum proportion of all holdings 100%

Commercial paper must carry minimum short-term ratings of P-l by Moody’s and A-l by Standard & Poor’s. Corporate Debt obligations must carry a minimum rating of single- A by Moody’s and Standard & Poor’s.

d. Bank obligation as follows:

-	Certificates of Deposit - Domestic, Yankee or Euro

-	Time Deposits

-	Bankers Acceptances

-	Bank Notes

-	Eurodollar Time Deposits

-	Includes, putable, callable and floating-rate debt obligations

-	Maximum proportion of all holdings 100%

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Issuer banks must carry a minimum long-term rating of single-A by Moody’s and Standard & Poor’s, and/or a minimum short-term rating of P-l by Moody’s and A-l or better by Standard & Poor’s.

e. Repurchase Agreements

Repurchase agreements must be collateralized at a minimum of 102% by U. S. Government or Federal Agency securities, and collateral must be segregated and in the physical possession of its agent or a third party custodian. Maximum proportion of all holdings 100%

f. Money Market Funds

-	SEC-Registered

-	Maintain a net asset value of $l.00/share

-	Consist of a minimum of $1 billion in assets

5.	GENERAL PORTFOLIO PARAMETERS

Maturities of each investment are not to exceed 24 months without prior approval of the Chief Financial Officer. In addition, the weighted average maturity of the portfolio cannot exceed 12 months. No angle issuer or guarantor may represent more than 15 percent of the total value of holdings at the time of acquisition. This restriction does not apply to U. S. government and federal agency securities, SEC-registered money market funds or repurchase agreements whose concentration limitations arc set forth above.

For securities that have put or reset dates, the put or reset dates will be used, instead of the final maturity dates, for maturity limit purposes.

In addition to the credit requirements set Forth above, the portfolio must maintain a weighted average credit rating of A1/A+.

A minimum of two times the amount of expected monthly cash outflow must be liquid each business day.

If a security falls below the ratings as described in the above authorized investments the Chief Financial Officer should be notified promptly.

6.	REPORTS

The portfolio manager will prepare and publish a monthly report of transactions.

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